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Report of Independent Registered Public Accounting Firm

The Board of Directors
Citibank, N.A.:

We have examined management’s assertion, included in the accompanying Management Assessment of Compliance with Applicable Servicing Criteria, that Citibank, N.A. (the Custodian) complied with the servicing criteria set forth in Item 1122(d)(1)(i), 1122(d)(1)(iv), 1122(d)(4)(i), and 1122(d)(4)(ii) of the Securities and Exchange Commission’s Regulation AB (the Applicable Servicing Criteria) for the servicing of (i) residential mortgage loans included in publicly issued residential mortgage-backed securities issued on or after January 1, 2006, and certain publicly issued residential mortgage-backed securities issued prior to January 1, 2006, certain residential mortgage transactions for which the Custodian has agreed to apply the servicing criteria set forth in Item 1122(d) of Regulation AB, for which the Custodian performs a particular servicing function pursuant to a custodial agreement with a third party, except for Federal Home Loan Mortgage Corporation, Federal National Mortgage Association, and Government National Mortgage Association residential mortgage loan securitizations unless notified that the residential mortgage loans are part of a special bond program for which the Custodian has agreed to apply the servicing criteria set forth in Item 1122(d) of Regulation AB, and (ii) commercial mortgage loans included in publicly issued commercial mortgage-backed securities issued on or after January 1, 2006, and certain privately offered commercial mortgage-backed securities issued on or after January 1, 2006 for which the Custodian has an obligation under the applicable transaction agreements to deliver an assessment of compliance with the applicable servicing criteria under Item 1122(d) of Regulation AB, in each case for which the Custodian provides document custody services (the Platform), as of and for the year ended December 31, 2025 (Management’s Assertion). The Custodian’s management has determined that all other criteria set forth in Item 1122(d) are not applicable to the Custodian because the Custodian does not perform activities with respect to the Platform relating to those criteria. Exhibit B to the Management Assessment of Compliance with Applicable Servicing Criteria identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Custodian’s compliance with the Applicable Servicing Criteria for the Platform. Our responsibility is to express an opinion on Management’s Assertion about the Custodian’s compliance with the Applicable Servicing Criteria for the Platform based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants to obtain reasonable assurance and, accordingly, included examining, on a test basis, evidence about the Custodian’s compliance with the Applicable Servicing Criteria for the Platform and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Custodian processed those selected transactions and performed those selected activities in compliance with the Applicable Servicing Criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Custodian during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Custodian during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Custodian’s compliance with the Applicable Servicing Criteria for the Platform.

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements relating to the examination engagement.

As described in Management's Assertion, the Company has revised the Management Assessment of Compliance with Applicable Servicing Criteria previously issued and dated February 27, 2026 to include a previously omitted transaction in its Platform as noted in Exhibit B of Management's Assertion. Accordingly, this report supersedes our report previously issued and dated February 27, 2026.

In our opinion, Management’s Assertion that Citibank, N.A. complied with the aforementioned Applicable Servicing Criteria for the Platform as of and for the year ended December 31, 2025 is fairly stated, in all material respects.

Our opinion on Management’s Assertion does not extend to any other information that accompanies or contains our report.

St. Louis, Missouri
March 19, 2026